CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Dunham Funds and to the use of our report dated December 29, 2017 on the financial statements and financial highlights of Dunham Appreciation & Income Fund, a series of shares of beneficial interest in Dunham Funds. Such financial statements and financial highlights appear in the October 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 29, 2018